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                                                                    EXHIBIT 99.4

                                OPTION AGREEMENT

                         VALUEVISION INTERNATIONAL, INC.

                                       TO

         OPTION AGREEMENT made as of the ___th day of _____, 200___ , between ValueVision International, Inc., a Minnesota corporation ("ValueVision"), and ________________, an employee of ValueVision ("Employee").

         WHEREAS, ValueVision desires, by affording Employee an opportunity to purchase its shares of Common Stock, $0.01 par value ("Shares"), as hereinafter provided, to carry out the resolutions of the Board of Directors of ValueVision granting a non-qualified stock option to Employee as partial compensation for his efforts on behalf of ValueVision as its employee.

         NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

         1. Grant of Option. ValueVision hereby irrevocably grants to Employee the right and option, hereinafter called the Option, to purchase all or any part of an aggregate of ______________ (________) Shares (such number being subject to adjustment as provided in paragraph 7 hereof) on the terms and conditions herein set forth.

         2. Purchase Price. The purchase price of the Shares covered by the Option shall be $_______, which is equal to the last price on the NASDAQ System of one share of ValueVision's Common Stock on the last trade date prior to the date hereof day first written above.

         3. Exercise of Option. The right to exercise the Option in whole or in part, shall be effective, except as otherwise specifically limited herein, as follows: on and after the first anniversary of the date hereof, Employee may purchase up to ______ Shares; on and after the second anniversary of the date hereof, Employee may purchase up to an additional ______ Shares; and on and after the third anniversary of the date hereof, Employee may purchase up to an additional ______ Shares: provided, however, that if Employee is employed pursuant to an employment agreement with Employer, and such employment agreement expires without renewal prior to the second anniversary of the date hereof, then Employee shall have the right to exercise the Option with respect to all of the shares covered by the Option as of the last day of employment and for a period of ninety (90) days thereafter (as provided in Section 5 hereof). Each of the rights to purchase Shares granted in the preceding sentence shall expire five
(5) years after the right to purchase the Shares became effective, except as otherwise specifically limited herein. The right to exercise this Option shall be accelerated (i) as provided in the Employment Agreement between Employee and ValueVision, and (ii) at the same times and under the same terms as stock options may be accelerated in the case of an "Event" or "Fundamental Change" under the terms and provisions of the 2001 Omnibus Stock Plan of ValueVision. The purchase price of Shares acquired through exercise of any part of the Option shall be paid in full in cash at the time of exercise. Employee, as holder of the Option, shall not have any of the rights of a Shareholder with respect to the Shares covered by the Option except to the extent that one or more certificates for such Shares shall be delivered to Employee upon the due exercise of all or any part of the Option.

         4. Non-Transferability. The Option shall not be transferable otherwise than by will or the laws of descent and distribution, and the Option may be exercised, during the lifetime of Employee, only by Employee. More particularly (but without limiting the generality of the foregoing), the Option may not be assigned, transferred (except as provided above), pledged, or hypothecated in any way, shall not be assignable by operation of law, and shall not be subject to execution, attachment, or similar process. Any attempted assignment, transfer, pledge, hypothecation, or other disposition of the Option contrary to the provisions hereof, and the levy of any execution, attachment, or similar process upon the Option shall be null and void and without effect.

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         5.       Exercise Upon Termination. If Employee ceases to serve as an employee of ValueVision, while the Option remains in effect, whether as a result of resignation or termination, with or without cause, the Option may be exercised (to the extent that Employee shall have been entitled to do so on the last day in which he served as an employee of ValueVision) by Employee at anytime within ninety (90) days of the day in which he ceased to serve as an employee of ValueVision. Upon the expiration of such ninety (90) day period, or, if earlier, upon the expiration date of the Option as set forth in Paragraph 3 hereof, the Option shall become null and void.

         6. Exercise Upon Death. If Employee dies while the Option remains in effect, the Option may be exercised (to the extent that Employee shall have been entitled to do so at the date of his death) by the legatee or legatees of Employee under his will, or by his personal representatives or distributees, at any time within ninety (90) days after his death. Upon the expiration of such ninety (90) day period, or, if earlier, upon the expiration date of the Option as set forth in paragraph 3 hereof, the Option shall become null and void.

         7. Changes in Capital Structure. If all or any portion of the Option shall be exercised subsequent to any Share dividend, split-up, recapitalization, merger, consolidation, combination or exchange of Shares, separation, reorganization, or liquidation occurring after the date hereof, as a result of which Shares of any class shall be issued in respect of outstanding Shares, or Shares shall be changed into the same or a different number of Shares of the same or another class or classes, the person or persons so exercising the Option shall receive, for the aggregate price paid upon such exercise, the aggregate number and class of Shares which, if Shares (as authorized at the date hereof) had been purchased at the date hereof for the same aggregate price (on the basis of the price per Share set forth in paragraph 2 hereof) and had not been disposed of, such person or persons would be holding, at the time of such exercise, as a result of such purchase and all such shared dividends, split-ups, recapitalizations, mergers, consolidations, combinations or exchanges of Shares, separations, reorganizations, or liquidations; provided, however, that no fractional Share shall be issued upon any such exercise, and the aggregate price paid shall be appropriately reduced on account of any fractional Share not issued.

         8. Method of Exercising Option. Subject to the terms and conditions of this Agreement, the Option may only be exercised by written notice to ValueVision. Such notice shall state the election to exercise the Option and the number of Shares in respect of which it is being exercised, and shall be signed by the person or person so exercising the Option. Such notice shall either: (a) be accompanied by payment of the full purchase price of such Shares, in which event

         ValueVision shall deliver a certificate or certificates representing such Shares as soon as practicable after the notice shall be received; or (b) fix a date (not less than five (5) nor more than ten (10) business days from the date such notice shall be received by ValueVision) for the payment of the full purchase price of such Shares against delivery of a certificate or certificates representing such Shares. Payment of such purchase price shall, in either case, be made by certified or cashier's check payable to the order of ValueVision. All Shares that shall be purchased upon the exercise of the Option as provided herein shall be fully paid and non-assessable.

         9. General. ValueVision shall at all times during the term of the Option reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of this Option Agreement. This Option shall be construed in accordance with the laws of the State of Minnesota.

         IN WITNESS WHEREOF, ValueVision and Employee have executed this Agreement effective as of the date first written above.

                                            VALUEVISION INTERNATIONAL, INC.

                                            By _________________________________
                                               Stann Leff
                                               SVP, Human Resources

                                            Employee:

                                            ____________________________________

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